EXHIBIT 21.1

Subsidiaries of Control4 Corporation
Control4 EMEA Ltd (United Kingdom)

Control4 Germany GmbH (Subsidiary of Control4 EMEA Ltd) Control4 Europe doo Belgrade (Subsidiary of Control4 EMEA Ltd) NEEO AG (Switzerland)

Control4 HK Limited (Hong Kong)

Control4 India Private Limited (India)

Control4 Smart Control Technology Shanghai Co., Ltd. (PR China)

Control4 Australia Pty Ltd (Australia)

Nexus Technologies Holdings Pty Ltd (Subsidiary of Control4 Australia Pty Ltd)

Control4 APAC Pty Ltd (Subsidiary of Nexus Technologies Holdings Pty Ltd)
Control4 New Zealand Pty Limited (Subsidiary of Control4 Australia Pty Ltd)